Exhibit (a)(1)(x)

Press Release

Results of Exchange Offers and Cash Tender Offers for Petrobras Argentina S.A. Shares and American Depositary Shares

Buenos Aires, November 15, 2016. Pampa Energía S.A. (“Pampa”; NYSE: PAM; BCBA: PAMP) announces the results of its concurrent offers:

•	internationally, (i) to exchange outstanding American Depositary Shares (the “PESA ADSs”) representing Class B shares (the “PESA Shares”) of Petrobras Argentina S.A. (“Petrobras Argentina”) into American Depositary Shares (the “Pampa ADSs”) representing common shares (the “Pampa Shares”) of Pampa (the “International PESA ADS Exchange Offer”), (ii) to exchange outstanding PESA Shares held by U.S. persons into Pampa Shares (the “International PESA Share Exchange Offer”) and (iii) to purchase outstanding PESA Shares held by U.S. persons for Argentine pesos (the “International Cash Tender Offer” and, together with the International PESA ADS Exchange Offer and the International PESA Share Exchange Offer, the “International Offers”); and
•	in Argentina, (i) to exchange outstanding PESA Shares into Pampa Shares (the “Argentine Exchange Offer” and, together with the International PESA ADS Exchange Offer and the International PESA Share Exchange Offer, the “Exchange Offers”) and (ii) to purchase PESA Shares for Argentine pesos (the “Argentine Cash Tender Offer,” together with the International Cash Tender Offer, the “Cash Tender Offers,” and, together with the Argentine Exchange Offer, the “Argentine Offers”).

The International Offers and the Argentine Offers (together, the “Offers”) expired on November 14, 2016. The International Offers were made pursuant to a prospectus (the “International Prospectus”) contained in a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 7, 2016. The Argentine Offers were made pursuant to a prospectus (the “Argentine Prospectus”) dated October 6, 2016 filed with the Argentine Securities Commission (Comisión Nacional de Valores, or the “CNV”).

Based on a count by SBS Trading S.A., the agent for the Argentine Offers, the International PESA Share Exchange Offer and the International Cash Tender Offer, and The Bank of New York Mellon, the agent for the International PESA ADS Exchange Offer, the results of the Offers are as follows:

Exchange Offers:

•	Number of PESA Shares validly tendered and not withdrawn: 53,973,222 PESA Shares
•	Number of PESA ADSs validly tendered and not withdrawn: 21,388,145 PESA ADSs

Cash Tender Offers:

•	Number of PESA Shares validly tendered and not withdrawn: 312,029,452 PESA Shares

All PESA Shares and PESA ADSs that were validly tendered and not withdrawn have been accepted for exchange or purchase, as applicable, in accordance with the terms of the Offers and applicable law.

Based on these results, Pampa expects to issue 28,352,133 Pampa Shares and 4,493,649 Pampa ADSs pursuant to the Exchange Offers and pay approximately Ps. 3,236,837,520 pursuant to the Cash Tender Offers, in each case, net of applicable Argentine withholding taxes.

As a result of the Offers, upon settlement of the Offers, Pampa will own approximately 90.4% of all outstanding PESA Shares (including PESA Shares underlying PESA ADSs).

Settlement of the Exchange Offers and the Cash Tender Offers is anticipated to occur on November 21 and November 23, 2016, respectively.

For further information, please contact:

Gustavo Mariani – Vice-President and Co-Chief Executive Officer

Ricardo Torres – Vice-President and Co-Chief Executive Officer

Mariano Batistella – Planning, Strategy and Related Companies Executive Director

Lida Wang – Investor Relations Officer

Maipú 1, (C1084ABA), Buenos Aires, Argentina

Tel: +54 (11) 4344 6000

http://www.pampaenergia.com/ir

investor@pampaenergia.com

Important Additional Information for the International Offers

This announcement is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy securities or a solicitation of any vote or approval. In connection with the International Offers, Pampa filed the International Prospectus on Form F 4 and a combined Schedule 13E 3 and Schedule TO with the SEC on October 7, 2016, as amended, and Petrobras Argentina filed a Solicitation/Recommendation Statement on Schedule 14D 9 with the SEC on October 31, 2016. Additional copies of the materials for the International Offers may be obtained for free at the SEC’s website at www.sec.gov or from Georgeson LLC (Telephone: 888-293-6812 (U.S. toll-free)/+1-781-575-2137 (international) / E-mail: PetrobrasArgentina@georgeson.com). Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer. Investors and security holders are urged to carefully read the International Prospectus and its exhibits and the other related offer materials, as they may be amended from time to time, before any decision is made with respect to the International Offers because they contain important information. This announcement is not for publication, release or distribution in or into or from any jurisdiction where it would otherwise be prohibited.

Important Additional Information for the Argentine Offers

The authorization to consummate the Argentine Offers has been granted through approval of the Board of Directors of the CNV dated September 22, 2016 (approving the consummation of the Argentine Offers) and by Resolution N° 18,243 of September 28, 2016 (approving the public offer of new Pampa Shares). These authorizations only signify that the established requirements have been complied with regard to information. The CNV has not approved the content of the Argentine Prospectus.

Additional copies of the materials for the Argentine Offers may be obtained for free from SBS Trading S.A. (Telephone: +54-11-4894-1800 / E-mail: sbs.trading.desk@gruposbs.com).